UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 18, 2012

Medallion Financial Corp.

(Exact name of registrant as specified in its charter)

Delaware	814-00188	04-3291176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

437 Madison Avenue, 38th Floor, New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 328-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 18, 2012, the Compensation Committee (the “Committee”) of the board of directors of Medallion Financial Corp. (the “Company”), after considering information on total compensation for the Company’s executive officers, competitive conditions, accomplishment of Company goals during fiscal year 2012, and individual performance, approved fiscal year 2012 bonuses to Alvin Murstein, Chief Executive Officer, Andrew Murstein, President, Larry Hall, Senior Vice President and Chief Financial Officer, Brian O’Leary, Executive Vice President and Chief Operating Officer, and Michael Kowalsky, Executive Vice President. Based upon the overall performance of the Company in 2012, among other things, the Committee approved a $495,000 cash bonus to Alvin Murstein, a $1,289,438 cash bonus to Andrew Murstein, a $105,800 cash bonus to Larry Hall, a $86,135 cash bonus to Brian O’Leary and a $155,043 cash bonus to Michael Kowalsky. The Committee also approved 1.3% to 3% increases to the base salaries of Alvin Murstein, Andrew Murstein, Larry Hall, Brian O’Leary and Michael Kowalsky.

On December 18, 2012, the Committee granted 33,221 shares of restricted common stock under the Medallion Financial Corp. 2009 Employee Restricted Stock Plan to Alvin Murstein, 41,211 shares to Andrew Murstein, 4,205 shares to Larry Hall, 3,785 shares to Brian O’Leary, and 2,944 shares to Michael Kowalsky. These shares of restricted common stock will vest in equal one-third increments on the first, second and third anniversaries of the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDALLION FINANCIAL CORP.

By:	/s/ Brian S. O’Leary
Name:	Brian S. O’Leary
Title:	Chief Operating Officer

Date:	December 26, 2012